FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	2

Balance Sheet as of December 31, 2009, 2008 and September 30, 2010 (unaudited)	3

Statements of Operations for the year ended December 31, 2009 and for the period of September 16, 2008 (inception) through December 31, 2008, the nine month period ended September 30, 2010 (unaudited) and the nine month period ended September 30, 2009	4

Statement of Changes in Stockholder Equity (Deficit) for the period of September 16, 2008 (inception) through December 31, 2008 and the year ended December 31, 2009 and for the nine month period ended September 30, 2010 (unaudited)	5

Statements of Cash Flows for the year ended December 31, 2009, the period September 16, 2008 (inception) through December 31, 2008, the nine month period ended September 30, 2010 (unaudited) and the nine month period ended September 30, 2009	6

Notes to the Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders of
5to1.Com, Inc.

We have audited the accompanying balance sheets of 5to1.Com, Inc., (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the period from September 16, 2008 (inception) through December 31, 2008 and for the year ended December 31, 2009.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 5to1.Com, Inc., as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the period from September 16, 2008 (inception) through December 31, 2008 and for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, NY
January 19, 2011

5to1.Com, Inc.
Balance Sheets

	December 31,	December 31,	September 30,
	2009	2008	2010
			(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$2,207,423	$209,669	$424,068
Accounts receivable	58,207	-	325,642
Loan receivable - officers/stockholder	39,539	130,976	-
Prepaid expenses and other current assets	90,873		73,891
Total current assets	2,396,042	340,645	823,601

Office Equipment, net of accumulated depreciation of $7,059 and $20,226	35,665	-	34,045
Security deposits	16,691	-	44,561
Debt Issue Costs	30,143	9,716	23,361

	$2,478,541	$350,361	$925,568

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$43,686	$29,194	$525,405
Accrued expenses and payroll taxes payable	104,570	48,982	150,194
Notes payable - current portion	125,000	600,000	2,809,001
Derivative Liabilities	31,573	-	599,870
Common stock subject to repurchase (69,137, 106,064, and 46,813 shares at December 31, 2009 and 2008 and September 30, 2010, respectively)	26,298	495	16,530
Total current liabilities	331,127	678,671	4,101,000

Notes Payable, less current portion	375,000	-	250,011

Total liabilities	706,127	678,671	4,351,011

STOCKHOLDERS' EQUITY (DEFICIT)
Series A Preferred stock, $.0001 par value, 10,000,000 shares authorized; 135,199 shares issued and outstanding at December 31, 2009 and September 30, 2010	13	-	13
Common stock, $.0001 par value, 27,000,000 shares authorized; 27,135 0 and 44,357 shares issued and outstanding at December 31, 2009 and 2008, and September 30, 2010 respectively (net of shares subject to repurchase and shares held in treasury	3	-	5

Additional paid-in capital	6,212,486	-	6,413,038
Accumulated deficit	(4,440,088)	(327,815)	(9,838,499)
Stock subscription receivable		(495)
Treasury Stock (29,504, 0,and 38,034 shares at December 31, 2009 and 2008 and September 31, 2010 respectively)	-	-	-

Total stockholders' equity (deficit)	1,772,414	(328,310)	(3,425,443)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,478,541	$350,361	$925,568

The accompanying notes are an integral part of these financial statements.

5to1.Com, Inc.
Statements of Operations

		From Inception
	Year ended	(September 16, 2008)	Nine-months ended	Nine-months ended
	December 31, 2009	to December 31, 2008	September 30, 2010	September 30, 2009
			(Unaudited)	(Unaudited)

Revenue	$117,855		$741,892	$47,927
Cost of Revenue	126,827		601,340	58,669
Gross Profit (loss)	(8,972)	-	140,552	(10,742)

Operating Expenses
Compensation	2,913,964	125,068	3,210,660	1,917,204
Other operating expenses	1,177,777	200,357	1,459,807	853,648
	4,091,741	325,425	4,670,467	2,770,852

Loss from Operations	(4,100,713)	(325,425)	(4,529,915)	(2,781,594)

Other (Income)/Expenses:
Interest income	1,594		19	3,705
Interest expense	(13,230)	(2,390)	(889,795)
Change in fair value of derivative liabilities	76		21,280
	(11,560)	(2,390)	(868,496)	3,705

Net Loss	$(4,112,273)	$(327,815)	$(5,398,411)	$(2,785,299)

The accompanying notes are an integral part of these  financial statements.

5to1.Com Inc.

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

							Stock
	Preferred Stock		Common Stock		Additional Paid-		Subscription	Treasury Stock		Total Stockholders'
	Shares	Amount	Shares	Amount	In Capital</fo nt>	Accumulated Deficit	recievable	Shares	Amount	Equity (Deficit)</fon t>

Inception (September 16, 2008)	-	-	-	-	-	-				-

Issuance of Common stock - subscription receivable on shares subject to repurchase			-	-			(495)			(495)

Net Loss	-	-	-	-		(327,815)				(327,815)

BALANCE, December 31, 2008			-	-	-	(327,815)	(495)	-	-	(328,310)

Subscription payment received							495			495

Issuance of Common Stock			3,857	1	17					18
										-
Series A Preferred stock issued for cash	113,612	11			5,204,093					5,204,104

Conversion of notes payable into Series A Preferred Stock	21,587	2			1,007,482					1,007,484

Employee stock option compensation expense					787					787

Shares placed in treasury upon exercise of repurchase option								(82,246)		-

Issuance of treasury stock for common shares subject to repurchase								52,742		-

Common stock released from repurchase agreement upon vesting			23,278	2	107					109

Net Loss						(4,112,273)				(4,112,273)

BALANCE, December 31, 2009	135,199	13	27,135	3	6,212,486	(4,440,088)	-	(29,504)	-	1,772,414

Issuance of Common Stock										-

Repurchase of common stock										-

Employee stock option compensation expense					4,694					4,694

Fair value of warrants issued to lender					206,412					206,412

Financing Costs charged to additional paid in capital					(14,402)					(14,402)

Shares placed in treasury upon exercise of repurchase option								(19,956)	-	-

Issuance of treasury stock for common shares subject to repurchase								11,426	-	-

Common stock released from repurchase agreement upon vesting			17,222	2	3,848					3,850

Net Loss						(5,398,411)				(5,398,411)

BALANCE, September 30, 2010 (Unaudited)	135,199	13</fo nt>	44,357	5</fon t>	6,413,038</fo nt>	(9,838,499</f ont> )	-</fon t>	(38,034)	-</fon t>	(3,425,443</f ont> )

The accompanying notes are an integral part of these  financial statements.

5to1.Com, Inc.
Statements of Cash Flows

		From Inception
	Year ended	(September 15, 2008)	Nine Month Ended	Nine Month Ended
	December 31, 2009	to December 31, 2008	September 30, 2010	September 30, 2009
			(Unaudited)	(Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Net (loss)	$(4,112,273)	$(327,815)	$(5,398,411)	$(2,785,299)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,059	-	13,167	3,951
Stock based compensation	787	-	4,694	-
Change in fair value of derivative liabilities	(76)	-	(21,280)	-
Amortization of debt discount	1,506	-	802,771	-
Amortization of deferred financing	9,716	29,147	-	9,716

Changes in operating assets and liabilities
Accounts recievable	(58,207)	-	(267,435)	(45,473)
Prepaid expenses	(90,873)	-	16,982	(800)
Security deposits	(16,691)	-	(27,870)	(16,691)
Accounts payable	21,976	29,194	481,719	(1,523)
Accrued expenses and taxes payable	55,588	48,982	45,624	32,872

Net cash used in operating activities	(4,181,488)	(220,492)	(4,350,039)	(2,803,247)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Advance to) repayment from stockholders	91,437	(130,976)	39,539	97,179
Purchase of office equipment	(42,724)	-	(11,547)	(31,098)

Net cash used in investing activities	48,713	(130,976)	27,992	66,081

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes and loan payable	900,000	600,000	2,642,345	400,000
Repayment of Notes payable	-	-	(83,333)	-
Issuances of preferred stock	5,302,260	-	-	3,500,000
Payment of financing costs	(98,156)	(38,863)	(14,402)	(87,088)
Issuances of common stock	18	-	-	-
Issuances of common stock subject to repurchase	26,268		7,149
Proceeds from subscription receivable	495
Acquisition of common stock subject to repurchase	(356)		(13,067)

Net cash provided by financing activities	6,130,529	561,137	2,538,692	3,812,912

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,997,754	209,669	(1,783,355)	1,075,746

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR / PERIOD	209,669	-	2,207,423	209,669

CASH AND CASH EQUIVALENTS - END OF YEAR / PERIOD	$2,207,423	$209,669	$424,068	$1,285,415

Supplemental disclosures of cash flow information:
Interest paid
Taxes paid

Supplemental disclosure of non-cash financing activities:
Conversion of Notes Payable and interest to Series A Preferred Stock	1,007,484	-	-	1,007,484

The accompanying notes are an integral part of these  financial statements.

5to1.Com, Inc.

Note to the Financial Statements

For the Period of September 16, 2008 through December 31, 2008, Year Ended December 31, 2009 and Nine
Month Periods Ended September 30, 2009 and 2010

(Information Relating to the Nine Month Periods Ended September 30, 2009 and 2010 is Unaudited)

Note 1. Business Organization and Nature of Operations

5to1.Com, Inc., a Delaware corporation, (“5to1”, “our”, “us”, “we” or the “Company”) provides a proprietary advertisement publishing platform that enables major media publishers to manage and sell their ad space inventory using a publisher-only controlled advertising platform.

Prior to the fourth quarter of 2009, we devoted substantially all of our efforts and resources to the development of our technology platform and pre-sale activities and considered ourselves a “development stage company.” Effective September 2009, we completed the development of our technology platform, accelerated our sales efforts and emerged from our development stage activities.

As described in Note 10, on November 3, 2010, we (i) entered into a merger with 5to1 Holding Corp., formerly known as FTOH Corp. (“FTOH”), a publicly traded company (the “Merger”), (ii) raised $6,575,000 of new capital in a private placement transaction and (iii) redeemed $900,000 of bridge notes in exchange for 2,000,000 shares of common stock.

Prior to the Merger, we also completed a 46.67 to1 reverse stock split. The accompanying financial statements and notes to the financial statements presented herein give retroactive effect to the reverse split for all periods presented.

Note 2. Liquidity and Financial Condition

We have incurred cumulative net losses of $ 9,838,499 since the inception of the business through September 30, 2010. Our cash balance as of September 30, 2010 was $424,068 and we had negative working capital as of that date of $(3,277,399). Cash used in our operating activities amounted to $4,181,488 and $4,350,039 for the year ended December 31, 2009 and nine months ended September 30, 2010, respectively.

We completed the following financing transactions during the periods of September 16, 2008 through December 31, 2008, the year ended December 31, 2009 and the nine months ended September 30, 2010:

•
During the period of September 16, 2008 (inception) through December 31, 2008, we sold convertible promissory notes (the “2008 Notes”) and received $600,000 in proceeds, of which $250,000 was provided by a related party.

•	During the period beginning on February 27, 2009 and ending on March 31, 2009, we sold additional 2008 Notes and received $400,000 in proceeds, of which $250,000 was provided by a related party.

•
On April 13, 2009, we exchanged 21,587 shares of our Series A Preferred Stock (the “Series A Preferred”) for all of the outstanding principal and interest due on the 2008 Notes and issued 21,427 shares of Series A Preferred to a related party for cash at a purchase price of $46.67 per share, resulting in cash proceeds of $1 million.

•
On June 3, 2009 and November 27, 2009, we sold 53,407 and 38,777 shares of Series A Preferred, respectively, for cash at a purchase price of $46.67 per share, resulting in cash proceeds of $4,302,260, of which $2,251,791 was provided by a related party.

•
On October 14, 2009, we entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) under which SVB loaned us $500,000 and agreed to loan us an additional $500,000 under certain conditions (the “SVB Loan”). We issued SVB a warrant to purchase 750 shares of our Series A Preferred at an exercise price of $46.67 per share as additional consideration for the SVB Loan (the “SVB Warrant”).

•
During the period beginning on May 14, 2010 and ending on September 15, 2010, we received $2,042,345 in proceeds from the sale of convertible promissory notes (the “2010 Notes”) and the issuance of warrants to purchase an aggregate of 6,564 shares of our Series A Preferred at an exercise price of $46.67 per share (the “2010 Warrants”). Related parties purchased 2010 Notes with an aggregate principal amount of $1,869,018 (see Note 5).

•	On September 29, 2010, we sold $600,000 aggregate principal amount of promissory notes (the “Bridge Notes”) for cash.

•
On November 3, 2010, we completed the Merger (see Note 10). In connection with the Merger, our previously issued Series A Preferred shares, 2010 Notes and Bridge Notes were converted into FTOH common shares and we generated cash proceeds of $3,575,000 from a private placement of FTOH shares.

Based on the recent progress we made in the execution of our business plan and our merger with FTOH, we believe that our currently available cash, which includes the cash received from the issuance of shares in the FTOH private placement transaction, and funds we expect to generate from operations will enable us to operate our business through at least October 1, 2011. However, we will require additional capital in order to execute the longer term aspects of our business plan. If we are unable to raise additional capital or encounter unforeseen circumstances that place constraints on our capital resources, we will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing our business development activities or suspending the pursuit of our business plan. We cannot provide any assurance that we will raise additional capital. We have not secured any commitments for new financing at this time, nor can we provide any assurance that new financing will be available to us on acceptable terms, if at all.

Note 3. Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities and derivative financial instruments issued in financing transactions and share based payment arrangements, determining the fair value of our common stock the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash and Cash Equivalents

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) 104 for revenue recognition and Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition.” Accordingly, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

Our sole source of revenue is from the distribution of internet advertising, which principally includes hosting advertising copy on a proprietary portal for the eventual placement on media providers’ websites. Revenue is recognized when the advertisement is delivered to a consumer. Such revenue consists of the gross value of billings to advertisers. We report these revenues gross because we are the primary obligor and bear responsibility for fulfillment of the service provided to our customers, we have latitude in setting the price paid to our customers, have discretion with respect to choosing publishers, and assume the credit risk for the entire amount of the sale.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

Accounts receivable are generally due 30 days from the invoice date. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts. We have determined that an allowance for doubtful accounts is not required for any of the periods presented.

Office Equipment

Office equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the three year useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred. Depreciation expense for the period of September 16, 2008 (inception) through December 31, 2008, the year ended December 31, 2009 and the nine month periods ended September 30, 2009 and 2010 amounted to $0, $7,059, $3,951 and $13,167, respectively.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which  defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Financial liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2009
	December 31, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant unobservable inputs (Level 3)
SVB Warrant Liability	$31,573			$31,573
Total	$31,573			$31,573

	Fair Value Measurements at September 30, 2010
	September 30, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant unobservable inputs (Level 3)
SVB Warrant Liability	$30,832			$30,832
Embedded Conversion Feature - 2010 Notes	$569,038			$569,038
Total	$599,870			$599,870

We had no financial liabilities outstanding at December 31, 2008 or September 30, 2009.

We measure derivative liabilities at fair value using the Black-Scholes option pricing model with assumptions that include the fair value of the stock underlying the derivative instrument, the exercise or conversion price of the derivative instrument, the risk free interest rate for a term comparable to the term of the derivative instrument and the volatility rate and dividend yield for our common stock. For derivative instruments convertible into or exercisable for shares of our preferred stock, we considered the price per share of $46.67 paid by unrelated parties as the fair value of the preferred stock. For derivative instruments convertible into or exercisable for shares of our common stock, we considered the results of a valuation performed by a third party specialist and other internal analyses performed by management to determine the value of our stock at the commitment dates of applicable transactions. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company has not paid dividends to date and does not expect to pay dividends in the foreseeable future due to its substantial accumulated deficit. Accordingly, expected dividends yields are currently zero. Expected volatility is based principally on an analysis of historical volatilities of similarly situated companies in the marketplace for a number of periods that is at least equal to the contractual term or estimated life of the applicable financial instrument.

We also considered the use of the lattice or binomial models with respect to valuing derivative financial instruments that feature anti-dilution price protection; however, the differences in the results are insignificant due to the low probability of triggering price adjustments in such financial instruments.

We classify our derivative liabilities within Level 3 of the valuation hierarchy.

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

	December 31, 2009	September 30, 2010 (unaudited)
Beginning balance	$-	$31,573
Fair value of derivatives issued	31,650	589,576
Change in fair value	(77)	(21,279)
Ending balance	$31,573	$599,870

Customer Concentration

For the periods ended December 31, 2009 and September 30, 2010, our largest customer accounted for approximately 25% of sales.  As of December 31, 2009 and September 30, 2010, the accounts receivable balance for this customer was $17,167 and $72,990, respectively.  We had no sales to or accounts receivable balance due from this customer or any other significant customer for the nine months ended September 30, 2009 or for the period of September 16, 2008 (inception) through December 31, 2008. Current economic conditions could harm the liquidity and financial condition of our customers, which could in turn cause them to fail to meet their contractual or other obligations to us.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. As of December 31, 2009 and September 30, 2010, we had approximately $1,692,230 and $124,500, respectively, of balances in excess of federally insured limits. Management believes that the financial institutions that hold our deposits are financially sound and therefore pose minimal credit risk.

Preferred Stock

We apply the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. We classify conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, we classified our preferred shares in stockholders’ equity. Our preferred shares do not feature any redemption rights within the holders’ control or conditional redemption features not within our control. Accordingly all issuances of preferred stock are presented as a component of consolidated stockholders’ equity (deficit).

Convertible Instruments

 We evaluate and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

We account for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. We also record when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares. As described elsewhere herein, our Series A preferred shares contain an embedded conversion option that features anti-dilution price protection, The fair value of the conversion option contained within our preferred stock was at all times insignificant based on the difference between the $46.67.00 exercise price of the conversion option and the fair of our common stock, which was $2.34 as of December 31, 2009 and $4.67 as of September 30, 2010. Accordingly the effect of compounding that feature with any other features in warrants that contact fixed exercise prices or allocating any portion of the proceeds received upon issuances of preferred shares was insignificant to our financial position and results of operations for all periods presented.

Common Stock

We issue restricted common stock to our employees from time to time. We maintain an option to repurchase at cost any restricted common stock that has not yet vested if the employment arrangement is terminated (the "Company Repurchase Option"). We have exercised the Company Repurchase Option on several occasions. We apply the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of the common stock subject to the foregoing option. Common shares subject to Company Repurchase Options are classified as liability instruments.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

We classify as equity any contracts that require physical settlement or net-share settlement or provide us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 ("Contracts in Entity's Own Equity"). We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assess classification of our common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Our derivative financial instruments consist of the (i) Series A Preferred Stock Purchase Warrants we issued to Silicon Valley Bank, (ii) Series A Preferred Stock Purchase Warrants we issued to the participants in our 2010 Bridge Financing Transaction and (iii) the conversion option featured in the notes we issued in our 2010 Bridge Financing Transaction (Notes 4 and 7). We evaluated these derivatives to assess their proper classification using the applicable classification criteria enumerated under ASC 815-40. We determined that the warrant we issued to Silicon Valley Bank and the conversion option featured in the 2010 bridge notes should be classified as liabilities in the accompanying balance sheets because the settlement provisions are not fixed due to anti-dilution price protection. The warrants we issued to the participants in our 2010 Bridge Financing Transaction, which have fixed settlement provisions and do not feature any characteristics permitting net cash settlement at the option of the holders, are classified in stockholders’ equity (deficit).

Stock-Based Compensation

We recognize compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee stock-based awards, we calculate the fair value of the award on the date of grant using the Black-Scholes method for stock options and the quoted price of our common stock for unrestricted shares; the expense is recognized over the service period for awards expected to vest. For non-employee stock-based awards, we calculate the fair value of the award on the date of grant in the same manner as employee awards, however, the awards are revalued at the end of each reporting period and the pro rata compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date equals the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Note 4. Loans and Notes Payable

Loan and Security Agreement with Silicon Valley Bank

On October 14, 2009, we entered into a Loan and Security Agreement with SVB pursuant to which SVB agreed to provide us with up to $1,000,000 of loans in two separate tranches of $500,000 each, subject to certain conditions. We borrowed the first $500,000 of the facility prior to December 31, 2009. The availability of the remaining $500,000 of credit under the second tranche of the facility was subject to our attainment of certain financial performance targets that we did not attain during a contractual draw period that commenced on January 1, 2010 and expired on March 1, 2010.

The SVB Loan is due on March 1, 2013. The SVB Loan bears interest at an annual rate of 6.5%, payable monthly, with interest only through March 1, 2010, and 36 consecutive monthly payments of $15,325 commencing April 1, 2010 and ending on March 1, 2013. The SVB Loan is secured by a first priority lien on all of our assets.

As additional consideration for the SVB Loan, we issued to SVB a warrant (the “SVB Warrant”) to purchase 536 shares of Series A Convertible Preferred upon execution of the Loan documents and an additional 214 shares upon accessing the first $500,000 tranche of the facility at an exercise price of $46.67 per share. The SVB Warrants expire 10 years from the issue date. The fair value of the SVB Warrants at the date of issuance amounted to $31,650 (Note 3 and Note 7). We recorded the fair value of the Warrants as a derivative liability with a corresponding increase in debt issue costs. Debt issue costs are being amortized over the term of the SVB Loan to the stated maturity date of March 1, 2013 and are presented as a component of interest expense in the accompanying statements of operations. Amortization of the debt discount for the nine month period ended September 30, 2010 is $6,782 and is included as a component of interest expense in the accompanying statement of operations for the nine months ended September 30, 2010.

We calculated the issuance date fair value of the SVB Warrants using the Black-Scholes option-pricing model with the following assumptions: Fair value of stock $46.67; exercise price $46.67; risk free interest rate 1.46% to 2.16%, term of 10 years; volatility rate of 100%; dividend yield of zero.

As described in Note 7, the carrying amounts of the SVB Warrants were adjusted to fair value at December 31, 2009 and September 30, 2010.

Under the terms governing the SVB Loan, we are subject to certain affirmative and negative covenants that among other things, require us to comply with certain financial reporting obligations to SVB and preserve the collateral provided as security under the Loan agreement and that impose limits on our ability to merge with or acquire other companies, create liens on our property, incur debt obligations, enter into transactions with affiliates, except on an arm’s length basis, dispose of property, issue dividends or make distributions or enter into equity or subordinated debt financings with existing investors. We requested and received waivers of the relevant restrictions in connection with the sale of the 2010 Notes and Bridge Notes described below and to enter into the Merger.

The following table lists the remaining principal payments due under the SVB Loan for reporting periods subsequent to September 30, 2010:

Reporting Periods Subsequent to September 30, 2010
2011	$166,656
2012	166,656
2013	41,696
$375,008

Total contractual interest expense on the SVB Loan for the periods ended December 31, 2009 and September 30, 2010 was $5,868 and $29,115, respectively.

The “2008 Notes”

During the period ended December 31, 2008, we issued $600,000 aggregate face amount of Convertible Promissory Notes due January 31, 2009. The 2008 Notes featured interest at 2.38% per annum and were unsecured obligations. The Notes further provided that if a “Qualified Financing” of preferred stock were to occur (as defined) prior to the maturity date of the Notes, principal and all accrued but unpaid interest on the Notes would become automatically convertible into fully paid and non-assessable shares of our preferred stock at a price per share equal to the lowest price per share paid by any other purchaser of the shares sold in the Qualified Financing.  The outstanding principal balance of the 2008 Notes at December 31, 2008 was $600,000.

On February 27, 2009 and March 31, 2009, we issued an additional $400,000 aggregate face amount of 2008 Notes. As described in Note 7, we completed a Qualified Financing transaction on April 13, 2009, at which time all of the 2008 Notes (including accrued interest) were converted into 21,587 shares of our Series A Preferred.

The embedded conversion option featured in the 2008 Notes could not be exercised unless and until we completed a Qualifying Financing transaction. Accordingly, we determined based on authoritative guidance that the embedded conversion option is deemed to be a contingent conversion rather than active conversion option that did not require accounting recognition at the commitment dates of the issuances of the 2008 Notes.   Further, the fair value of the conversion option contained within our preferred stock was insignificant based on the difference between the $46.67 exercise price of the conversion option and the fair of our common stock, which was $2.33 at the commitment date of April 13, 2009.We incurred $38,863 of legal costs in connection with the issuance of the 2008 Notes, which we recorded as a deferred financing cost, to be amortized over the term of the 2008 Notes.

Total contractual interest expense on the 2008 Notes for the periods ended December 31, 2008 and December 31, 2009 was $2,389 and $5,099, respectively.

The “2010 Notes”

Beginning on May 14, 2010, and continuing through September 15, 2010, we completed a $2,042,345 bridge financing transaction in four separate closings through  the  issuance  of 10% Subordinated   Convertible Promissory  Notes (the  "2010 Notes") and warrants to purchase 6,564 shares of Series A Preferred (the "2010 Warrants").  The 2010 Notes are subordinate to the SVB Loan. The 2010 Warrants have a term of 5 years and an exercise price of $46.67 per share. Principal and all accrued but unpaid interest on the 2010 Notes are convertible at maturity as follows: If a “Qualified Financing” occurs on or prior to the maturity date of the 2010 Notes, principal and all accrued but unpaid interest on the Notes automatically are convertible into fully paid and non-assessable shares of preferred stock at a price per share equal to the lowest price per share paid by any other purchaser of the preferred stock sold in the Qualified Financing. If no Qualified Financing occurs on or prior to the Maturity Date, then, at the option of the holder, principal and all accrued but unpaid interest on the Notes are convertible into fully paid and nonassessable shares of our Series A Preferred Stock at a conversion price of $46.67 per share. The 2010 Notes feature anti-dilution price protection that provide for an adjustment to the contractual conversion price.  The outstanding principal balance of the 2010 Notes at September 30, 2010 was $2,042,345. In October 2010, holders of the 2010 Notes exchanged their Notes for a total of 3,275,000 shares (see Note 10).

We determined based on authoritative guidance, that the 2010 Warrants and the conversion option featured in the 2010 Notes each should be valued separately.  Using the fair value measurements described above, we allocated $206,412 of the proceeds of the 2010 Notes to the 2010 Warrants and $589,576 of the proceeds to the conversion option. The 2010 Warrants were recorded as an increase to additional paid in capital and the conversion option that was bifurcated from the 2010 Notes is accounted for as a free-standing derivative liability.

We calculated the fair value of the 2010 Warrants using the Black-Scholes option-pricing model with the following assumptions: Fair value of stock $46.67; exercise price $46.67; risk free interest rate 1.46% to 2.16%, term of 5 years; volatility rate of 100%; dividend yield of zero.

We calculated the fair value of the conversion option liability using the Black-Scholes option-pricing model with the following assumptions: Fair value of stock $46.67; exercise price $46.67; risk free interest rate 1.46% to 2.16%, term of 0.3 year to 0.6 years; volatility rate of 100%; dividend yield of zero.

The difference between the discounted carrying amount of the 2010 Notes and their contractual redemption amount, which amounted to $795,988, was fully amortized as of September 30, 2010 and is included  as a component of interest expense in the accompanying statement of operations for the nine months ended September 30, 2010.

We incurred $41,082 of legal costs in connection with the issuance of the 2010 Notes, which we recorded as a deferred financing cost that was fully amortized over the term of the 2010 Notes.

On September 29, 2010, the holders of the 2010 Notes entered into a Subordination Agreement with purchasers of the Bridge Notes described below pursuant to which the holders of the 2010 Notes agreed, among other things, to subordinate the 2010 Notes to the priority of the Bridge Notes and to extend the maturity date of the 2010 Notes until the earlier of the date of receipt of FTOH common shares following completion of the Merger or five days following the maturity date of the Bridge Notes.

We evaluated the effect that the extension of the maturity date had on the carrying amount of the 2010 Notes. We determined that because there was no change in the principal amount of the Notes or the contractual interest rate, that there is no material change in cash flows of the 2010 Notes. Accordingly, the modification is insignificant.  The conversion option featured in the 2010 Notes, which was bifurcated and is being accounted for as a free standing derivative was effectively modified concurrent with the extension of the 2010 Notes.  Accordingly, the amount of conversion option liability, which is equal to the modification charge we recorded at the time the 2010 Notes were extended, is recorded on the balance sheet at a fair value of $569,038.

We calculated the fair value of the conversion option liability at September 30, 2010 using the Black-Scholes option-pricing model with the following assumptions: Fair value of stock $46.67; exercise price $46.67; risk free interest rate 1.46% to 2.16%, term of 0.3 year to 0.6 years; volatility rate of 100%; dividend yield of zero.

Total contractual interest expense on the 2010 Notes for the period ended September 30, 2010 was $59,842.

The “Bridge Notes”

On September 29, 2010, we sold $600,000 of Secured Promissory Notes (the “Bridge Notes”) to unrelated parties and received proceeds of $590,000. The Bridge Notes are secured by a lien on all of our assets, which is subordinate to the first priority lien held by SVB. The Bridge Notes bear interest at 6% per annum, and at the option of the holder convert into the securities issued by FTOH in connection with the Merger or are due and payable on the date that is the earlier to occur of: (x) closing of the Merger or (y) March 29, 2011.  Under the terms of the Bridge Notes, we are subject to certain negative covenants that among other things, impose limits on our ability to incur debt obligations, create liens on our property, amend our certificate of incorporation or other charter documents, repay or redeem existing outstanding securities or issue dividends or make distributions. The outstanding principal balance of the Bridge Notes at September 30, 2010 was $600,000.

On October 1, 2010, we sold an additional $300,000 aggregate principal amount of Bridge Notes. In connection with the Merger, all of the principal and interest outstanding with respect to the Bridge Notes was converted into 2,000,000 FTOH shares.

Note 5. Related Party Transactions

We had loans due from an officer stockholder relating to advances that we made to this officer principally to fund business travel and other business related expenses incurred during the normal course of business. The loans are non interest bearing and are payable on demand. The balance of such loans as of December 31, 2008 and December 31, 2009 was $130,976 and $39,539, respectively. The remaining balance of such loans was recorded as compensation expense during the nine month period ended on September 30, 2010.

Mr. Ross Levinsohn is a director of the Company and an officer, director, partner or holder of a financial interest in ComVentures VI, L.P. and its affiliates, which purchased (i) 2008 Notes with an aggregate principal amount of $500,000, (ii) 2010 Notes with an aggregate principal amount of $504,018 and (iii) Series A Preferred with an aggregate liquidation preference of $3,251,791. Mr. Jim Heckman is our CEO and is President and Manager of Heckman Media Capital LLC, which purchased 2010 Notes with an aggregate principal amount of $1,365,000.

Note 6. Commitments and Contingencies

We are committed under two separate operating leases for office space, which expire in 2011 and 2012.

Rental commitments on non cancellable leases for reporting periods subsequent to September 30, 2010 are as follows:

Reporting Periods Subsequent to September 30, 2010
2011	$144,000
2012	18,000
$162,000

Rent expense charged to operations, including rent paid on month to month leases, was approximately $162,312 for the nine month period ended September 30, 2010; $90,000 for the year ended December 31, 2009; and $0 for the period from inception to December 31, 2008.

Note 7. Stockholders’ Equity

Authorized Capital

As of September 30, 2010, we are authorized to issue up to 27,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which have been designated as Series A Preferred Stock.

Series A Convertible Preferred Stock

Each share of Series A Preferred has voting rights equal to an equivalent number of common shares into which it is convertible. The holders of the Series A Preferred are entitled to receive non-cumulative dividends if and when declared by the Board of Directors, payable in preference to any dividend on the common stock.  The dividend rate is $2.80 per share. The Series A Preferred carry a liquidation preference of $46.67 per share subject to adjustment for certain corporate reorganization events. Each share of Series A preferred is convertible into common stock at an initial conversion price of $46.67 per share, subject to adjustment for certain corporate reorganization events and certain dilutive issuances of stock.  The Series A Preferred is not redeemable. Our Articles of Incorporation state that for as long as at least 2,143 shares of Series A Preferred remain outstanding, the Series A Preferred stockholders, voting as a separate class, shall have the right to elect one member to our board of directors.

The Series A Preferred imposes the following restrictions upon us for as long as at least 2,143 shares of Series A Preferred remain outstanding: entering into mergers, consolidations without first obtaining the approval of holders of at least 60% of the then outstanding shares of Series A Preferred; amending the certificate of incorporation in a manner that would adversely affect the Series A Preferred Stockholders; increasing or decreasing our authorized capital;  issuing any new class of equity or debt securities with rights or provisions senior to or on parity with the Series A Preferred; effectuating a liquidation or dissolution of the Company; authorizing a merger or acquisition of sale of substantially all of our assets; declaring dividend distributions to preferred or common stockholders; increasing the number of shares authorized under stock options plans or creating new stock option plans; entering into transactions with officer, directors and stockholders outside the ordinary course of business without board approval; materially changing our business; and increasing or decreasing the authorized number of directors constituting the board of directors.

Private Placement of Series A Convertible Preferred Stock

During the year ended December 31, 2009, we issued an aggregate of 135,199 shares of Series A Preferred on the following closing dates pursuant to a Series A Preferred Stock Purchase Agreement dated April 13, 2009, for a combination of cash and the settlement of all 2008 Notes outstanding as of April 13, 2009:

		Shares Issued for
Closing Date	Shares Issued	Cash Proceeds	Settlement of Notes Payable	Total Issuance Price	Conversion Price	Fair Value of Common Stock
April 13, 2009	43,014	$1,000,000	$1,007,484	$2,007,484	$47	$2.33
June 3, 2009	53,407	2,492,516		2,492,516	$47	2.33
November 27, 2009	38,777	1,809,744		1,809,744	$47	2.33

The Series A Preferred is convertible into common stock at any time, at the option of the holder, at a conversion price of $46.67 per share. The conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations, dilutive issuances and other anti-dilution provisions, including circumstances in which we, at our discretion, issue equity securities or convertible instruments that feature prices lower than the conversion price specified in the Series A Preferred. The Series A Preferred is automatically convertible into shares of our common stock, at the then applicable conversion price, upon the closing of a firm commitment underwritten public offering of shares of our common stock yielding aggregate proceeds of not less than $20 million or under certain other circumstances when the trading volume and average trading prices of the stock attain certain specified levels.

We concurrently entered into an Investor Rights Agreement with the Series A Preferred stockholders, originally dated April 13, 2009 and amended on October 21, 2009 to permit the closing of the loan with SVB, which provides among  other things, that the Series A Preferred stockholders are entitled to (i) the right to request a best efforts registration of their securities under certain circumstances and subject to certain limitations at our discretion, (ii) a best efforts registration on form S-3 in the event of the completion of an initial public offering of our common stock, and (iii) rights of first offer with respect to subsequent sales of our securities. The Investor Rights Agreement imposes restrictions on the transfer of the Series A Preferred.

We concurrently entered into a Voting Rights Agreement by and among the Company, the Series A Preferred Stock holders and our founding stockholders (collectively the “Investors”) that provides the Investors, among other things, with certain rights of participation in the determination of the size of the board of directors, voting rights relating to the election of directors and drag along rights with respect to change in control transactions.  The Voting Rights Agreement as amended on June 3, 2009 and May 14, 2010 currently provides for the election of up to five directors of which one would be designated by the Series A Stockholders, one would be designated by our common stockholders, two would be designated jointly by both the Series A and our common stockholders and the remaining director would be appointed by the 2010 Note holders.

Also, we concurrently entered into a Right of First Refusal and Co-Sale Agreement with the holders of the Series A Preferred, which, among other things, imposes restrictions on the Investors’ rights to transfer our common stock or convertible securities without first notifying us of the intention to transfer such shares and which provides us with the right of first refusal to purchase such shares and the right of certain other investors to purchase any shares offered for sale that are not purchased by us during a specified period of time following the notice of intent to transfer the shares a price equal to the price offered by the applicable Investor to the original proposed offeree. In addition, each of the Investors may participate in the sale to the original proposed offeree in the manner described in the Agreement in the event that neither we nor the other permitted investors exercise their right of first refusal.

In October 2010, the Investor Rights Agreement, Voting Rights Agreement and Right of First Refusal and Co-Sale Agreement were cancelled in connection with the Merger.

We determined in accordance with the applicable provisions of ASC 815 that the conversion option featured in the Series A Preferred should be valued separately.  As described elsewhere herein, we determined that the value of the conversion option was not material and accordingly, we did not allocate any of the proceeds received upon the sale of the Series A Preferred to the conversion option.

As described in Note 3, we apply the classification and measurement principles enumerated in ASC 480 “Distinguishing Liabilities from Equity” with respect to accounting for our issuances of the Series A Preferred. The Company is required, under Delaware Law, to obtain the approval of its board of directors in order to effectuate a merger, consolidation or similar event resulting in a more than 50% change in control or a sale of all or substantially all of our assets. The board of directors is then required to submit proposals to enter into these types of transactions to its stockholders for their approval by majority vote. The Series A  Preferred stockholders and common stockholders jointly controlled the board of directors at December 31, 2009. The Series A Preferred stockholders had sole control over the board of directors as of September 30, 2010.  Notwithstanding the composition of our board of directors, our preferred shares do not feature any fixed redemption provisions. In addition, the liquidation and deemed liquidation events stipulated in our articles of incorporation provide for both the Series A Preferred stockholders and the holders of any subordinate classes of securities to receive the same form consideration upon the occurrence of any liquidation or deemed liquidation events. Based on these provisions, we classified the Series A Preferred as permanent equity in the accompanying balance sheet in accordance with the provisions of ASC 480.

We evaluated the Series A Convertible Preferred at each reporting date for appropriate balance sheet classification.

Issuances of Common Stock

On October 9, 2008, we issued an aggregate of 106,064 shares of common stock to our four founding stockholders (the “Founding Stockholders”) pursuant to individual restricted stock purchase agreements. The shares were issued at par value based on the fact that the Company was newly formed, had no history of operations, no capital resources and a business plan subject to substantial uncertainty at the time of the its formation.

The restricted stock purchase agreements provide, among other things, for the Founding Stockholders to purchase their pro-rata portion of any other Founding Stockholder’s shares of stock upon a departing Founding Stockholder’s termination of employment from the Company under certain circumstances unless the remaining Founding Stockholders deliver a notice of intent not to purchase such shares within 30 days of the date of such stockholder’s termination of employment. If at any time during the 30 day notice period the remaining Founding Stockholders decline to purchase the shares, the Company then has the option, exercisable within 60 days of the date of such stockholder’s termination, to repurchase any terminating Founding Stockholder’s shares of stock. All share purchases or repurchases under this agreement are payable in cash at the original issuance price per share.  In addition, the shares subject to repurchase under this agreement are released from the repurchase provisions at the rate of 12.5% of all shares held by a Founding Stockholder six months from the date of their issuance, 12.5% ratably over the one year period on the date that begins on the first day immediately following the end of the initial six month release period and the remaining 75% of all such shares ratably over the three year period on the date that begins on the first day following the end of the initial six month release period.

In the event that the Company terminates any of the Founding Stockholders without cause or any of the Founding Stockholders terminate their employment for good reason or there is a change in control, as defined, then certain portions of any remaining shares not yet released from the recall provisions will be excluded from the provisions of the stock purchase agreement.

Effective December 19, 2008, one of the Founding Stockholders terminated his employment with us. We repurchased 31,712 shares of his common stock on April 10, 2009 at a cost of $148. We immediately reissued 28,283 shares to the other Founding Stockholders for proceeds of $132.

On April 13, 2009, we repurchased 7,672 shares and reissued 2,529 shares to the terminating stockholder for a net repurchase of 5,142 shares for cash of $24.

On October 28, 2009, we repurchased 2,529 shares and reissued 2,412 shares to the same terminating stockholder for a net repurchase of 117 shares for cash of $1.

On October 28, 2009, we issued 4,714 shares of stock for $22 in cash to a newly admitted officer/stockholder of the Company subject to a restricted stock purchase agreement in which the new officer/stockholder became a successor to the Founding Stockholder whose employment terminated on December 19, 2008. The terms of the new officer/stockholder’s restricted stock purchase agreement are identical to those entered into by the Company and its Founding Stockholders described above.  We also issued 3,857 shares for $18 in cash for investment purposes to an entity controlled by the new officer/stockholder, which are not subject to any repurchase agreement.

On October 28, 2009, we repurchased 34,332 shares of common stock from our three remaining Founding Stockholders for $160 and reissued 19,516 shares for $91 to the same stockholders for a net repurchase of 14,816 shares for $69 in cash.

In November 2009, we sold an aggregate of 11,142 shares of common stock to certain of our employees at a purchase price of $2.33 per share pursuant to restricted stock purchase agreements. These restricted stock purchase agreements provide us with an option to repurchase any of the aforementioned employee’s shares of stock within the 30 day period following their termination of employment based on substantially the same terms as the restricted stock purchase agreements entered into by the Company and its Founding Stockholders described above.

On March 17, 2010, we issued an aggregate of 1,714 shares of stock to two of our Founding Stockholders and one director for an aggregate purchase price of $8.00 in cash.

Om May 4, 2010, we issued 1,714 shares of stock to an employee at $2.33 per share pursuant to restricted stock purchase agreements on substantially the same terms as the restricted stock purchase agreements entered into by the Company and certain other employees in November 2009 as described above.

On June 24, 2010, we repurchased 3,857 shares from a terminated employee at a purchase price of $2.33 per share for total proceeds of $9,000, We immediately reissued 1,324 shares to such former employee at $2.33 per share for total proceeds of $3,094 resulting in a net repurchase of 2,531 shares for $5,906 pursuant to a restricted stock purchase agreement entered into by the Company and the former employee.

On June 30, 2010, we repurchased 1,714 shares from a terminated employee at a purchase price of $2.33 per share for total proceeds of $4,000 pursuant to a restricted stock purchase agreement entered into by the Company and the former employee in May 4, 2010.

In December 2009, one of the remaining Founding Stockholders terminated his employment with us resulting in our repurchase of all 14,385 shares of his common stock on June 30, 2010 for proceeds of $67. We immediately reissued 10,100 shares for proceeds of $46.67, which includes 4,204 shares to the terminating stockholder for proceeds of $20 and 5,896 shares to the remaining Founding Stockholders for proceeds of $27 to facilitate the completion of their purchase options. Accordingly, we repurchased a net of 4,285 shares from the terminating stockholder for $20 in cash as of June 30, 2010.

The following table summarizes the issuance, repurchase and reissuance of our common stock during the periods from inception through December 31, 2008, the year ended December 31, 2009 and the nine months ended September 30, 2010.

				Shares Classified as Liabilities		Shares Classified as Equity			Treasury Stock
Date	Description	Total Shares Issued	Cash Received (Paid)	Shares	Dollars	Shares	Par	Additional Paid In Capital	Shares
September 16, 2008	Issuance of shares to Founders subject to repurchase	106,064		106,064	$(495)
		106,064		106,064	(495)
	Payment received from stock subscription		495
April 10, 2009	Exercise of repurchase option		(148)	(37,712)	148				37,712
April 10, 2009	Reissuance of shares from treasury to Former Founder		132	28,283	(132)				(28,283)
April 13, 2009	Exercise of repurchase option		(36)	(7,672)	36				7,672
April 13, 2009	Reissuance of shares from treasury to Former Founder		12	2,529	(12)				(2,529)
October 28, 2009	Exercise of repurchase option		(12)	(2,529)	12				2,529
October 28, 2009	Reissuance of shares from treasury to Former Founder		12	2,412	(12)				(2,412)
October 28, 2009	Issuance of shares subject to repurchase to succeeding Founder	4,714	22	4,714	(22)
October 29, 2009	Issuance of shares to affilliate of succeeding Founder	3,857	18			3,857	(1)	(17)
October 29, 2009	Shares repurchased from Founders		(160)	(34,332)	160				34,332
October 29, 2009	Reissuance of shares from treasury to Founders for cash		91	19,516	(91)				(19,516)
November 1, 2009	Issuance of shares to new employees subject to repurchase agreements	11,142	26,000	11,142	(26,000)
December 31, 2009	Shares released from repurchase agreements due to vesting during the period			(23,278)	109	23,278	(2)	(107)
		125,777	26,426	69,137	(26,298)	27,135	(3)	(124)	29,505

March 17, 2010	Issuance of shares to Founder and a director subject to repurchase agreements	1,714	8	1,714	(8)
May 4, 2010	Issuance of shares to new employees subject to repurchase agreements	1,714	4,000	1,714	(4,000)
June 24, 2010	Exercise of repurchase option		(9,000)	(3,857)	9,000				3,857
June 24, 2010	Reissuance of shares from treasury to Former employee		3,094	1,326	(3,094)				(1,326)
June 30, 2010	Exercise of repurchase option		(4,000)	(1,714)	4,000				1,714
December 9, 2009	Shares repurchased from former Founder		(67)	(14,385)	67				14,385
June 30, 2010	Reissuance of shares from treasury to Founders		47	10,100	(47)				(10,100)
December 31, 2009	Shares released from repurchase agreements due to vesting during the period (issue at $.0047 per share)			(15,603)	73	15,603	(2)	(71)
December 31, 2009	Shares released from repurchase agreements due to vesting during the period (issue at $2.33 per share)			(1,619)	3,777	1,619	0	(3,777)

		129,205	$20,508	46,813	$(16,530)	44,357	$(5)	$(3,972)	38,035

Warrants

In connection with the SVB Loan, we issued warrants to purchase an aggregate 750 shares of Series A Preferred at an exercise price of $46.67 per share. The aggregate fair value of the warrants, which were recorded as debt issue costs amounted to $31,650 at their date of issuance (Note 4).

The carrying amount of the SVB Warrants, which are recorded as derivative liabilities due to anti-dilution price protection, were adjusted to fair value at December 31, 2009, and September 30, 2010. We calculated the fair value of the SVB Warrants using the Black-Scholes option-pricing model with the following assumptions at their date of issuance and reporting dates of December 31, 2009 and September 30, 2010:

	October 27, 2009	December 31, 2009	September 30, 2010
Fair Value of stock	$46.67	$46.67	$46.67
Exercise Price	$46.67	$46.67	$46.67
Term (Years)	10	9.75	9
Dividend Rate (%)	0	0	0
Volatility (%)	100%	100%	100%
Risk Free Rate (%)	3.42%	3.85%	2.53%
Number of warrants	750	750	750
Aggregate fair value	$31,650	$31,573	$30,832

The changes in fair value between the date of issuance and December 31, 2009, and from December 31, 2009 to September 30, 2010 amounted to $(76) and $(742), respectively, and are included in the accompanying statements of operations as a component of the change in derivative liabilities.

As described in Note 4, we issued 6,564 warrants with an aggregate relative fair value of $206,412 to the participants in our 2010 Note transaction. The 2010 Warrants have fixed settlement provision and were recorded as a reduction in the carrying amount of the 2010 Notes with a corresponding increase to additional paid in capital.

Note 8.   Income Taxes

The income tax provision (benefit) consists of the following:

	Years Ended
	December 31, 2008	December 31, 2009
Federal:
Current	-	-
Deferred	$111,457	$1,397,964
State and Local:
Current	-	-
Deferred	19,112	239,710
Change in valuation allowance	(130,569)	(1,637,674)
Income tax provision (benefit)	$-	$-

For the periods ended December 31, 2008, December 31, 2009 and September 30, 2010, the expected tax expense (benefit) based on the statutory rate is reconciled with actual tax expense (benefit) as follows:

	Years Ended
	December 31, 2008	December 31, 2009
U.S. federal statutory rate	-34%	-34%
State income tax, net of federal benefit	-5.8%	-5.8%
Increase in valuation allowance	39.8%	39.8%
Other permanent items	-	-
Income Tax provision (benefit)	0%	0%

As of December 31, 2008 and December 31, 2009, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	Years Ended
	December 31, 2008	December 31, 2009
Deferred Tax Assets
Net operating Losses	$38,168	$1,669,027
Start-up and organizational costs	92,401	99,216
Total deferred tax assets	$130,569	$1,768,243
Valuation allowance	(130,569)	(1,768,243)
Deferred tax assets, net of valuation allowance	$-	$-

For the years ended December 31, 2009, the Company had approximately $4,400,000 of federal and state net operating loss carryovers (“NOLs”) which begin to expire in 2028. The NOLs may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations. A change of ownership occurred in June, 2009, which resulted in an annual limitation on the usage of the Company's losses that are available through 2028.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets for every period because it is more likely than not that all of the deferred tax assets will not be realized.

The Company files U.S. federal and states of California and Washington tax returns that are subject to audit by tax authorities beginning with the year ended December 31, 2008.

Note 9. Stock Option Plans

Our board of directors authorized us to adopt our 2008 Equity Incentive Plan (the “2008 Plan”). The 2008 Plan authorizes the grant of stock options to officers and employees of the Company to purchase up to21,492shares of common stock.  The stock options granted under the plan may be incentive stock options (“ISO”) or nonstatutory stock options (“NSO”).  The Board of Directors may set the rate at which the options expire, subject to limitations discussed below.  However, no options shall be exercisable after the tenth anniversary of the date of grant or three months following termination of employment (or such longer period as is specified in the relevant award agreement), except in cases of death or disability, for which the time or exercisability is extended for six months.  In the event of dissolution or liquidation, all stock options that have not been previously exercised will terminate immediately prior to the consummation of the dissolution or liquidation. In the event of changes in control of the Company generally involving an ownership shift greater than 50% of the total voting power of the stock of the Company, the Board of Directors has discretion to determine the disposition of outstanding options.

Options may not be granted at an exercise price of less than the fair market value of the common stock at the date of grant.  If an ISO is granted to an employee who owns more than 10% of the Company’s total voting stock, such exercise price shall be at least 110% of fair market value of the common stock, and the term of the ISO will be five years from the date of grant or such shorter period as provided in the relevant award agreement.

The plan also provides for stock appreciation rights, which may be granted with respect to any stock option.  No stock appreciation rights have been granted through September 30, 2010. The plan also provides for grants of restricted stock.  No restricted stock has been granted under the Plan through September 30, 2010.

A summary of the status of our 2008 Plan and changes during the year ended December 31, 2009 and nine month period ended September 30, 2010 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Instrinisic value
Options outstanding at December 31, 2008
Granted	17,742	$2.33		-
Cancelled/Forfeited	(4,393)	$2.33		-
Expired	-
Balance at December 31, 2009	13,349	$2.33	9.80	-

Granted	7,607	$4.67
Cancelled/Forfeited	(2,914)	$2.33		$1,558
Expired	-
Balance at September 30, 2010	18,042	$3.27	9.29	$4,880
Options vested and excercisable at September 30, 2010	-			-

On October 14, 2009, we granted options to purchase an aggregate of 16,456 shares of common stock to employees of the Company at an exercise price of $2.33 per share. The options vest as follows: 25% of the shares vest on the one year anniversary of the grant date; the balance of the shares vest pro rata on a monthly basis over a three year term each one-month period on the same day of the month as the vesting commencement date, subject to the grantee continuing to serve as an employee or service provider of the Company on such date.

On November 24, 2009, we granted options to purchase an aggregate of 1,286 shares of common stock to employees of the Company at an exercise price of $2.33 per share. The options vest as described above.

On May 12, 2010, we granted options to purchase an aggregate of 7,607 shares of common stock to employees of the Company at an exercise price of $4.67 per share. The options vest as described above.

The weighted average grant date fair values of options granted during the year ended December 31, 2009 and nine months ended September 30, 2010 was $26,598 and $22,893, respectively.

	October 14, 2009	November 24, 2009	May 12, 2010
Fair Value of stock	$2.33	$2.33	$4.67
Exercise Price	$2.33	$2.33	$4.67
Term (Years)	7	7	7
Dividend Rate (%)	0	0	0
Volatility (%)	100%	100%	100%
Risk Free Rate (%)	3.45%	3.32%	3.56%

The expected term of the options is 7 years based on the average of the ten year contractual term and the four year vesting period of the options. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company has not paid dividends to date and does not expect to pay dividends in the foreseeable future due to its substantial accumulated deficit. Accordingly, expected dividends yields are currently zero. Expected volatility is based principally on an analysis of historical volatilities of similarly situated companies in the marketplace.

The Company currently has limited history upon which it is able to estimate cancellations and rates of expected vesting and forfeitures of stock options. However, Company management estimates, based on available data, which includes expectations of employee behavior, knowledge of the industry and anticipated employee terminations rates, that approximately 71% of outstanding options will vest annually.  No options have been exercised to date. The Company will continue to monitor its employee terminations, exercises and other factors that could affect its expectations relating to the vesting of options in future periods. The Company’s policy is to adjust its assumptions relating to its expectations of future vesting and the terms of options at such times that additional data indicates that changes in these assumptions are necessary.

Total compensation expense recorded during the year ended December 31, 2009 and the nine months ended September 30, 2010 for share-based payment awards was $787 and $4,694, respectively and is recorded in general and administrative expenses in the accompanying statements of operations for those reporting periods. At September 30, 2010, total estimated compensation expense related to non-vested stock options granted prior to that date was approximately $18,746, which is expected to be recognized over a weighted-average period of 3.39 years.

Note 10. Subsequent Events

On October 1, 2010, we issued an additional $300,000 aggregate principal amount of Bridge Notes for proceeds of $250,000 (Note 4).

On October 14, 2010, we issued 3,275,000 shares of our common stock to the Holders of the 2010 Notes with an aggregate principal amount of $2,042,345 in consideration for the return and cancellation of their respective notes.  In addition, our option and warrant holders each exercised or cancelled outstanding options and warrants.

On October 14, 2010 we also issued: (i) 166,727 shares of our common stock to service providers who advise us on advertising and strategic related issues for total proceeds of $1,089; (ii) 8,380,147 shares of our common stock to Company management for total proceeds of $54,757; (iii) 5,899,958 shares of our common stock to Company management and employees for total proceeds of $38,551 upon the early exercise of incentive stock options granted on October 14, 2010; and (iv) 135,199 shares of our common stock to holders of our Series A Preferred upon conversion of their shares into common stock. The 8,380,147 shares issued in (ii) are subject to repurchase provisions substantially similar to those described in Note 7 under "Issuance of Common Stock" and the 5,899,958 shares described in (iii) are subject to performance based vesting conditions including the attainment of specified revenue and earnings targets.

On October 15, 2010, 5to1 Holdings issued $2,100,000 of convertible notes due 6 months from the issue date, with a conversion price of $1.40 per share, for gross proceeds of $2,100,000.

On October 29, 2010, our Board of Directors approved a reverse stock split of approximately 46.67 to 1.On November 3, 2010, we completed a reverse acquisition with 5to1 Holding Corp. (formerly, FTOH Corp.) pursuant to an Agreement of Merger and Plan of Reorganization by and among FTOH Corp, FTOH Acquisition Corp and the Company.

On November 3, 2010, the $900,000 principal amount of Bridge Notes was exchanged for 2,000,000 shares of 5to1 Holding Corp common stock under the same terms as the Private Placement described below.

On November 3, 2010, the $2,100,000 of convertible notes previously issued by FTOH Corp was converted into 1,500,000 shares of common stock of 5to1 Holding Corp. at $1.40 per share, pursuant to the terms of the convertible notes.

Upon the closing of the Merger and the Private Placement described below, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”) dated as of November 3, 2010, 5to1 Holding Corp. agreed to transfer all of its pre-Merger assets and liabilities to its wholly-owned subsidiary, FTOH Holdings, Inc. (“SplitCo”). Thereafter pursuant to a stock purchase agreement dated as of November 3, 2010, 5to1 Holding Corp. agreed to transfer all of the outstanding capital stock of SplitCo to certain of 5to1 Holding Corp. stockholders in exchange for the cancellation of 66,753,273 shares of 5to1 Holding Corp. common stock. Accordingly, the business conducted by FTOH prior to the Merger is not being operated by the combined entity post Merger.

At the closing of the Merger, each share of our common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 1 share of 5to1 Holding Corp. common stock. To the extent that there are fractional shares, such fractional shares were rounded to the nearest whole share and the board authorized 5to1 Holding Corp. to issue shares in order to correct any rounding deficiencies resulting from the prior Recapitalization.  An aggregate of 17,986,234 shares of 5to1 Holding Corp. common stock were issued to the holders of our common stock.

On November 3, 2010, 5to1 Holding Corp. conducted a private placement of 7,075,000 shares of its common stock for an aggregate offering amount of $6,575,000.  5to1 Holding Corp. accepted subscriptions for and issued 3,575,000 shares of common stock in a private placement (the “Private Placement”) at $1.00 per share to 19 accredited investors.    Shares issued in the Private Placement have anti-dilution protection for issuances below $1.00 per share for a period of 18 months and the right to seek “piggyback” registration of their shares in certain circumstances for a period of 12 months from the date of closing of the Private Placement.